  Exhibit 99.1

2020 Virtual Annual Meeting of Stockholders

Closing Remarks from Shawn K. Singh, JD, Chief Executive Officer and Director

Thank you to the stockholders who participated in this, our first, virtual annual meeting, as well as those who submitted their proxies prior to the meeting but were unable to participate.

I would like to bring attention to some alarming trends we see involving America’s state of mind – trends relating to mental illness in America and medications in the current standard of care that we believe fall far short of a skyrocketing need.

Even before the onset of the COVID-19 pandemic and recent civil unrest, mental illness, especially anxiety and depression, had a vice-like grip on millions of Americas. Our mental health crisis was already taking a toll on families, employers and mental health professionals across the country. Pre-pandemic prevalence data on the mental illnesses on which our product candidates are focused – anxiety and depression - reveal alarming numbers: 40 million American adults suffering with anxiety, and over 17 million battling depression – before the pandemic.

While these historical numbers are alarming, the coronavirus pandemic and its diverse and far-reaching consequences involving many aspects of our lives – education of our children, employment, economic loss, health, safety, and social relationships - has greatly amplified the pre-pandemic trends.

And even as things have started to open up and important progress is being made with potential vaccines and antiviral drug solutions by our colleagues in the biotechnology and pharmaceutical industries, the lingering psychological impacts of the pandemic are starting to take shape in ways that suggest to us that we are in for a long-term mental health crisis well beyond the scope revealed by pre-pandemic data.

As has always been the case, psychotherapy will be critically important in the years ahead. Also, medications to complement effective psychotherapy will be critically important. Unfortunately, after now many decades of use by millions of patients and tens of millions of prescriptions by mental health professionals, we believe it is clear that the anti-anxiety and antidepressant medications that are part of the current standard of care for anxiety and depression disorders fall short of the needs of patients and caregivers.

For example, benzodiazepines, or benzos, widely-used for anxiety disorders are associated with significant side effects, such as sedation and cognitive and memory impairment, as well as serious risks of misuse, addiction and, especially when combined with opioids, death. Antidepressants, often prescribed for both anxiety and depression take a long time (weeks to months) to deliver therapeutic benefits, if they deliver any benefit at all, and they are also associated with considerable side effects and safety concerns.

So now more than ever, fundamentally different medications for anxiety and depression are needed, and such medications will be needed for many years to come in the aftermath of the COVID-19 pandemic.

Now more than ever, the new generation anti-anxiety and antidepressant medications we are developing at VistaGen - PH94B, PH10 and AV-101 - are relevant, necessary and demand the highly-focused and passionate efforts of our team and partners, with the support of our stockholders, to advance them to patients whose lives are disrupted by anxiety and depression disorders.

With the FDA’s recent approval enabling us to replicate the design of the highly statistically significant (p=0.002) Phase 2 study of PH94B in Social Anxiety Disorder for our pivotal Phase 3 study of PH94B for the acute treatment of anxiety in adults with SAD, together with our new partnership for development and commercialization of PH94B for anxiety disorders in key markets in Asia, our receipt of a $5M non-dilutive upfront payment from that partnering agreement, and our receipt of net proceeds of $12.9 million from our public offering of common stock last month, we are more excited than ever about your company’s future and our multiple opportunities to develop and commercialize innovative medications for anxiety and depression – medications we believe have the potential to go beyond the current standard of care and change lives.

Should you or anyone you know be in need of information about finding help for treatment of mental illness, please note that we have provided important contact information on the Finding Help page of our website at https://www.vistagen.com/finding-help.

On behalf of our entire team at VistaGen, thank you for your support; we wish you safety and good health.

Forward-Looking Statements

Various statements in this message are "forward-looking statements" concerning VistaGen's future expectations, plans and prospects, including the potential for successful Phase 3 development of PH94B for acute treatment of anxiety in adults with social anxiety disorder, as well as development of PH10 and AV-101 as potential treatments in multiple CNS indications. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements, including the risks that are discussed in the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and our subsequent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in the company's other filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company's views only as of today and should not be relied upon as representing its views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements.

VistaGen Therapeutics, Inc. / www.VistaGen.com / IR@VistaGen.com